As filed with the Securities and Exchange Commission on September 12, 2016

Registration No. 333-207546
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM F-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Foamix Pharmaceuticals Ltd.
 (Exact name of Registrant as specified in its charter)

N/A
(Translation of Registrant’s name into English)

Israel	None
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2 Holzman Street, Weizmann Science Park
Rehovot 76704, Israel
Tel: +972-8-9316233
 (Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680
 (Name, address and telephone number of agent for service)

With copies to:

Phyllis G. Korff, Esq. Andrea L. Nicolas, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036 Tel: +1 (212) 735-3000 Fax: +1 (212) 735-2000	Ory Nacht, Adv. Ron Ben-Menachem, Adv. Herzog Fox & Neeman Asia House, 4 Weizmann St. Tel-Aviv 6423904, Israel Tel: +972-3-692-2020 Fax: +972-3-696-6464

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered by issuer	Amount to be registered(1)	Proposed maximum aggregate price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
ordinary shares, par value New Israeli Shekel (“NIS”) 0.16 per share "ordinary shares"	-		$150,000,000.00(3)	$15,105.00(5)

Total			$150,000,000.00(3)	$15,105.00(5)

Securities being Registered for Resale (4):
ordinary shares	331,000	$8.624	$2,854,544.00	$287.45
__________________________

(1) The Registrant is registering for sale such indeterminate number of ordinary shares with an aggregate initial offering price not to exceed $150 million. In addition, up to 331,000 ordinary shares may be sold from time to time pursuant to this Registration Statement by the selling shareholders named herein. Pursuant to Rule 416 of the Securities Act of 1933, as amended, this Registration Statement also includes additional ordinary shares issuable upon stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based upon the average high and low prices of the Registrant’s ordinary shares on the NASDAQ Global Market on the five days prior to September 8, 2016.

(3) The aggregate offering price of all securities registered for the offering is provided pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant will determine the proposed maximum offering price per ordinary share from time to time in connection with the issuance of the registered securities. The proposed maximum aggregate offering price for the ordinary shares is omitted pursuant to General Instruction II.C of Form F-3 under the Securities Act.

 (4) We are also registering for resale by certain Selling Shareholders named herein up to 331,000 ordinary shares, out of which 25,000 ordinary shares will be available upon conversion of options into shares.

(5) Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This is an amendment to the Registration Statement on Form F-3 filed by the Company with the Securities and Exchange Commission on October 21, 2015 (the “Original Registration Statement”). The purposes of this amendment are to: (i) update and refresh certain information included in the Original Registration Statement and (ii) register potential sales of the Company’s ordinary shares by certain shareholders (the “Selling Shareholders”).

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 12, 2016

PROSPECTUS

Foamix Pharmaceuticals Ltd.

$150,000,000
Ordinary Shares Offered by the Company
and up to
331,000 Ordinary Shares
Offered by the Selling Shareholders

We may from time to time offer and sell, in one or more offerings, our ordinary shares having an aggregate offering price up to $150 million. In addition, the Selling Shareholders named herein my offer, from time to time, up to 331,000 Ordinary Shares. At any time an offer of the ordinary shares covered by this prospectus is made by us or the Selling Shareholders, we will provide a prospectus supplement, if required. Any such prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.

We and the Selling Shareholders may offer the ordinary shares for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. If any underwriters, dealers or agents are involved in the sale of any of the ordinary shares, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the “Plan of Distribution” and “About this Prospectus” sections for more information.

You should read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus carefully before you invest in our securities together with additional information described under the heading “Where You Can Find More Information.” Our ordinary shares are quoted on the NASDAQ Global Market under the symbol “FOMX.” The closing price of our ordinary shares, as reported on the NASDAQ Global Market on September 9, 2016, was $8.79.

Investing in our securities involves risks. Risks associated with an investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is dated September 12, 2016

TABLE OF CONTENTS

SECTION	PAGE
ABOUT THIS PROSPECTUS	- 1 -
OUR COMPANY	- 2 -
FORWARD-LOOKING STATEMENTS	- 3 -
RISK FACTORS	- 3 -
OFFER STATISTICS AND EXPECTED TIMETABLE	- 3 -
HISTORICAL SHARE PRICE	- 3 -
USE OF PROCEEDS	- 4 -
SELLING SHAREHOLDERS	- 4 -
CAPITALIZATION	- 5 -
DESCRIPTION OF ORDINARY SHARES	- 5 -
PLAN OF DISTRIBUTION	- 12 -
WHERE YOU CAN FIND MORE INFORMATION	- 13 -
INCORPORATION BY REFERENCE	- 13 -
ENFORCEMENT OF CIVIL LIABILITIES	- 15 -
LEGAL MATTERS	- 15 -
EXPERTS	- 16 -

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this process we may, from time to time, offer and sell our ordinary shares in one or more offerings, up to an aggregate dollar amount of $150 million. In addition, the Selling Shareholders named herein my offer, from time to time, up to 331,000 Ordinary Shares. The offer and sale of securities under this prospectus may be made from time to time, in one or more offerings, in any manner described under the section in this prospectus entitled “Plan of Distribution.”

This prospectus only provides you with a general description of our ordinary shares that we and the Selling Shareholders may offer. Each time we sell our ordinary shares, we will provide a prospectus supplement containing specific information about the offering, if required. Any such prospectus supplement may include a discussion of any risk factors or other special considerations that apply to that offering. The prospectus supplement may also add, update or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. Before purchasing any of our ordinary shares, you should carefully read both this prospectus and any prospectus supplement together with additional information incorporated by reference herein and described under the headings “Where You Can Find More Information” and “Incorporation By Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read on the SEC website or at the SEC office mentioned under the heading “Where You Can Find More Information.”

When acquiring any ordinary shares described in this prospectus, you should rely only on the information provided in this prospectus and in any applicable prospectus supplement, including the information incorporated by reference. Neither we nor any underwriter, dealer or agent have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering our ordinary shares in any jurisdiction where the offer or sale is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of any such document.

We and the Selling Shareholders may sell our ordinary shares to underwriters who will sell the securities to the public at a fixed offering price or at varying prices determined at the time of sale. The applicable prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers or agents and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to:

“Foamix,” the “Company,” “our company,” the “Registrant,” “us,” “we” and “our” refer to Foamix Pharmaceuticals Ltd., an Israeli company, and its consolidated subsidiaries.

“Our shares,” “ordinary shares” and similar expressions refer to the Registrant’s ordinary shares, par value New Israeli Shekels 0.16 per share.

“Dollars”, “US dollars” or “$” refer to United States Dollars.

“Shekels,” and “NIS” refer to New Israeli Shekels.

“Companies Law” refers to the Israeli Companies Law, 5759-1999, as amended.

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

“Securities Act” refers to the Securities Act of 1933, as amended.

“FINRA” refers to the Financial Industry Regulatory Authority.

“NASDAQ” refers to the NASDAQ Global Market.

“SEC” refers to the United States Securities and Exchange Commission.

OUR COMPANY

We are a clinical-stage specialty pharmaceutical company focused on the development and commercialization of proprietary, innovative and differentiated topical drugs for dermatological conditions. Our lead product candidate, FMX101 for moderate-to-severe acne, is a novel topical foam formulation of the antibiotic minocycline. Our clinically and statistically significant Phase II clinical trial results demonstrate that our minocycline foam 4%, FMX101, provides an effective reduction of inflammatory and non-inflammatory acne lesions, with no drug related systemic side effects and only a few mild and transient dermal side effects. Based on these results, we believe that FMX101 has the potential to become the new standard of care for the moderate-to-severe acne market. Acne afflicts approximately 40-50 million patients in the US annually. As of June 30, 2016, the total market size for branded prescription drugs for Acne is $3.7 billion. We have commenced two independent Phase III clinical trials in the United States for FMX101 in May 2016, and to complete such trials in 2017.

Based on the results of FMX101 for moderate-to-severe acne and the dermatological similarities between rosacea lesions and inflammatory acne lesions, we are pursuing an additional indication for a minocycline foam for rosacea, using FMX103, which is a version of FMX101 with different concentrations of minocycline. Rosacea is a chronic skin disorder characterized by facial redness and inflammatory lesions. It afflicts approximately 16 million people in the U.S. alone. The most common treatments for rosacea are topical therapies such as Metrogel®, generic metronidazole, and Finacea®, as well as oral minocycline or oral doxycycline, such as Oracea®. As of December 31 2015, the total market size for branded prescription drugs for rosacea is $1.2 billion. In September 2016 we announced the successful completion and positive results of a Phase II clinical trial for FMX103 in patients with moderate-to-severe rosacea, who randomly received either FMX103 minocycline foam 3%, FMX103 minocycline foam 1.5% or vehicle foam over a period of 12 weeks followed by a 4-week post-treatment follow-up evaluation.

We have also completed a Phase II clinical trial for FMX102, our product candidate for the treatment of impetigo. Based on its efficacy and safety profile, we believe it may present an attractive option for the treatment of impetigo, including impetigo caused by methicillin-resistant staphylococcus aureus, or MRSA. With respect to the clinical development plan of FMX102 for the treatment of impetigo, we plan to conduct a phototoxicity study later this year. Upon completion of the study, we intend to submit these results to the FDA and continue discussions regarding additional steps in the clinical development of this program.

Additionally, we are developing several other product candidates, including FDX104, a doxycycline foam for chemotherapy-induced rashes, for which we successfully completed a Phase II trial in cancer patients in 2015. There are currently no drugs approved for this indication and no FDA guidance regarding the clinical and regulatory pathway for such indication. Accordingly, we are continuing to develop the protocol and endpoints for future clinical trials as well as the pharmacology and toxicology protocols and manufacturing processes.

In September 2015, Bayer Healthcare began selling Finacea® Foam (azelaic acid 15% for the treatment of rosacea) in the U.S.  Finacea® foam is a prescription foam product which was developed as part of a research and development collaboration between Foamix and Bayer, utilizing Foamix’s proprietary foam technology platform. According to our license agreement with Bayer, we are entitled to royalties and certain milestone payments upon commercialization of Finacea Foam, based on Bayer’s net sales of Finacea® Foam. We continue to see quarter over quarter growth in the royalties from Bayer.

We developed FMX101, FMX102, FMX103 and FDX104 using our proprietary technology, which includes our foam-based platforms. This technology enables us to formulate and stabilize a wide variety of drugs and deliver them directly to their target site.  Our foam platforms have significant advantages over alternative delivery options and are suitable for multiple application sites, creating a potential pipeline of products across a range of conditions to drive future growth.  In addition, we have entered into development and license agreements relating to our technology with various pharmaceutical companies including Bayer HealthCare AG, Merz Pharmaceuticals, LLC and Actavis PLC, which, from our inception in 2003 to June 30, 2016, have generated $20.4 million in revenues.

We are a limited liability company incorporated under the Companies Law on January 19, 2003. In September 2014, we consummated our initial public offering in the United States and listed our ordinary shares on the NASDAQ. We are registered with the Israeli Registrar of Companies in Jerusalem. Our principal executive offices are located at 2 Holzman St., Weizmann Science Park, Rehovot 7670402, Israel, and our telephone number is +972-8-9316233. The offices of our wholly owned U.S. subsidiary are located at 520 U.S. Highway 22, Bridgewater, New Jersey 08807, and its telephone number is +1-800-775-7936. Our website is www.foamixpharma.com. The information contained on, or that can be accessed through, our website does not constitute a part of this prospectus and is not incorporated by reference herein. Our agent for service of process in the U.S. is Puglisi & Associates, located at 850 Library Ave. Suite 204, Newark, Delaware 19711, and its telephone number is +1 (302) 738-6680.

FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and any accompanying prospectus supplement may contain or incorporate statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements can be identified by the use of forward-looking language such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “plan,” “project,” “seek,” “could,” “should” or other similar words. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including but not limited to certain risks described in any applicable prospectus supplement or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and any applicable prospectus supplement. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should refer to the “Risk Factors” section of this prospectus, any accompanying prospectus supplement, and our periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

The “Risk Factors” section of this prospectus references the principal contingencies and uncertainties to which we believe we are subject, which should be considered in evaluating any forward-looking statements contained or incorporated by reference in this prospectus or in any prospectus supplement.

RISK FACTORS

Investing in our ordinary shares involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent annual report on Form 20-F, and in our updates, if any, to those risk factors in our reports of foreign private issuer on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

OFFER STATISTICS AND EXPECTED TIMETABLE

We may sell from time to time pursuant to this prospectus (as may be detailed in a prospectus supplement) an indeterminate number of ordinary shares with an aggregate maximum offering price of $150 million.  In addition, the Selling Shareholders named herein my offer, from time to time, up to 331,000 Ordinary Shares. The actual price per ordinary share that we and the Selling Shareholders will offer pursuant hereto will depend on a number of factors that may be relevant as of the time of offer. See “Plan of Distribution.”

HISTORICAL SHARE PRICE

Our ordinary shares have been quoted on the NASDAQ under the symbol “FOMX” since September 17, 2014. Prior to that date, there was no public trading market for our ordinary shares. Our initial public offering was priced at $6.00 per share on September 17, 2014. The following table sets forth for the periods indicated the high and low closing sales prices per ordinary share as reported on NASDAQ:

	Low	High
	(in U.S. dollars)
Annual:
2016 (through September 9, 2016)	5.69	8.80
2015	6.50	13.57
2014 (beginning September 18, 2014)	5.08	7.03
Quarterly:
Third Quarter 2016 (through September 9, 2016)	6.32	8.80
Second Quarter 2016	5.92	7.49
First Quarter 2016	5.69	8.23
Fourth Quarter 2015	6.50	8.76
Third Quarter 2015	7.05	11.85
Second Quarter 2015	8.64	13.57
First Quarter 2015	7.32	10.36
Fourth Quarter 2014	5.08	7.03
Third Quarter 2014 (beginning September 18, 2014)	5.33	6.22
Most Recent Six Months (and Most Recent Partial Month):
September 2016 (through September 9, 2016)	8.57	8.79
August 2016	7.88	8.80
July 2016	6.32	8.52
June 2016	5.96	7.25
May 2016	5.92	7.29
April 2016	6.31	7.49
March 2016	5.75	6.56

The closing price of our ordinary shares, as reported on NASDAQ on September 9, 2016, was $8.79.

USE OF PROCEEDS

Our management will have broad discretion over the use of the net proceeds from the sale by us of our ordinary shares pursuant to this prospectus, both in terms of the purposes for which they will be used and the amounts that will be allocated for each purpose. Unless otherwise indicated in the applicable prospectus supplement, we anticipate using the net proceeds for (i) further preclinical studies and clinical testing of our existing product candidates, (ii) other research and development efforts in search of new product candidates, (iii) the in-licensing of individual drug candidates and drug programs, (iv) the acquisition of companies or businesses that complement ours, (v) the establishment of production facilities in Israel or abroad, and (vi) other general corporate purposes.

We will not receive any of the proceeds from the sale of the ordinary shares by the Selling Shareholders.

SELLING SHAREHOLDERS

We are registering for resale by the Selling Shareholders identified below 331,000 ordinary shares. These ordinary shares were consists of 306,000 ordinary shares issued to the Selling Shareholders in private offerings prior to our initial public offering, and 25,000 ordinary shares to be available for sale after conversion of options previously granted to the Selling Shareholders, in the manner described in the “Plan of Distribution”.

The following table sets forth:

•	the name of each Selling Shareholder and his position in the Company;

•	the number of ordinary shares that the Selling Shareholder beneficially owned prior to the offering for resale of the shares under this prospectus;

•	the maximum number of ordinary shares that may be offered for resale for the account of the Selling Shareholders under this prospectus, and

•	the number and percentage of ordinary shares to be beneficially owned by the Selling Shareholders after the offering of the shares (assuming all offered shares are sold by the Selling Shareholders).

None of the Selling Shareholders is a broker-dealer or an affiliate of a broker-dealer who should be identified as an underwriter. Each Selling Shareholder may offer for sale all or part of the offered shares from time to time. A Selling Shareholder is under no obligation, however, to sell any offered shares pursuant to this prospectus.

The address for the Selling Shareholders is our office located at 2 Holzman Street, Weizmann Science Park Rehovot 76704, Israel.

Name of Selling Shareholder	Position of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering (1)	Maximum Number of Shares to be Sold	Ordinary Shares Beneficially Owned After Offering	Percentage Ownership After Offering
Dov Tamarkin	Chief Executive Officer	2,979,346	200,000	2,779,346	9.0%
Meir Eini	Chief Innovation Officer	3,048,266	100,000	2,948,266	9.6%
Stanley Hirsch	Chairman of the Board of Directors	240,172	21,000	219,172	*
Ilan Hadar	Chief Financial Officer	40,394	10,000	30,394	*

* Less than one percent.

(1)
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into our ordinary shares, or convertible or exercisable into shares of our ordinary shares within 60 days of the date hereof are deemed outstanding.  Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, the shareholders named in the table have sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. The percentage of beneficial ownership is based on 30,672,779 ordinary shares outstanding as of September 6, 2016.

CAPITALIZATION

Our capitalization will be set forth in a prospectus supplement to this prospectus or in a report of foreign private issuer on Form 6-K subsequently furnished to the SEC and specifically incorporated herein by reference.

DESCRIPTION OF ORDINARY SHARES

The following description of our ordinary shares and provisions of our amended and restated articles of association are summaries and do not purport to be complete.

The description of the ordinary shares contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the ordinary shares that we or the Selling Shareholders may offer. We will describe in the applicable prospectus supplement the particular terms of the ordinary shares offered by such prospectus supplement.

We may sell from time to time, in one or more offerings, ordinary shares. The total dollar amount of all ordinary shares that we may issue under this prospectus will not exceed $150 million. In addition, the Selling Shareholders named herein my offer, from time to time, up to 331,000 Ordinary Shares.

This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

General

Our authorized share capital consists of 50,000,000 ordinary shares, par value NIS 0.16 per share, of which 30,672,779 shares are issued and outstanding as of September 6, 2016.

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Purposes of the Company

Our registration number with the Israeli Registrar of Companies is 51-336881-1. Our purpose as set forth in our amended and restated articles of association is to engage in any lawful activity.

Transfer of Shares

Our fully paid ordinary shares are issued in registered form and may be freely transferred under our amended and restated articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our amended and restated articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a meeting of shareholders have the power to elect all of our directors.

Under our amended and restated Articles of Association, our board of directors must consist of at least five and not more than nine directors. At any time the minimum number of directors shall not fall below three.

Pursuant to our amended and restated Articles of Association, each of our directors are appointed by a simple majority vote of holders of our ordinary shares, participating and voting at an annual general meeting of our shareholders. Each director serves until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal by a vote of the majority voting power of our shareholders at a general meeting of our shareholders or until his or her office expires by operation of law, in accordance with the Israeli Companies Law. In addition, our amended and restated Articles of Association allow our board of directors to appoint directors to fill vacancies on the board of directors to serve until the next annual general meeting of shareholders.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Israeli Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our amended and restated articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Israeli Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that are, or have been, in a state of war with Israel.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in our amended and restated articles of association as extraordinary general meetings. Our board of directors may call extraordinary general meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Israeli Companies Law provides that our board of directors is required to convene an extraordinary general meeting upon the written request of (i) any two or more of our directors or one-quarter or more of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Subject to the provisions of the Israeli Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between 4 and 40 days prior to the date of the meeting. Furthermore, the Israeli Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our articles of association;

●	appointment or termination of our auditors;

●	approval of certain related-party transactions;

●	increases or reductions of our authorized share capital;

●	a merger; and

●	the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Israeli Companies Law requires that a notice of any annual general meeting or extraordinary general meeting be provided to shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or other interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Under the Israeli Companies Law and under our amended and restated articles of association, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Voting Rights

Quorum Requirements

Pursuant to our amended and restated articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. As a foreign private issuer, the quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or to a later time or date if so specified in the notice of the meeting. At the reconvened meeting, any two or more shareholders present in person or by proxy shall constitute a lawful quorum.

Vote Requirements

Our amended and restated articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Israeli Companies Law or by our amended and restated articles of association. Under the Israeli Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder or an extraordinary transaction in which a controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s related party (even if such terms are not extraordinary), (iii) the approval or amendment of a company’s compensation policy for its officers and directors, (iv) the approval of compensation to an officer or director in deviation from the approved compensation policy, and (v) the approval of compensation of a company’s chief executive officer, require certain special majority approvals pursuant to Israeli law.

A “controlling shareholder” is defined by the Israeli Companies Law as any shareholder that has the ability to direct a company’s activities, other than merely by virtue of being an officer or director of the company. A person is presumed to be a controlling shareholder of a company with respect to any transaction proposed to be approved by the shareholders (a) if it holds or controls, by itself or together with others, 50% or more of any one of the “means of control” of the company, or (b) if it holds or controls, by itself or together with others who also possess a personal interest in the approval of the same transaction, 25% or more of the voting rights in the company if no other shareholder holds or controls more than 50% of the voting rights in the company. “Means of control” is defined as any one of (i) the right to vote at a general meeting of the company, or (ii) the right to appoint directors of the company or its chief executive officer.

Further exceptions to the simple majority vote requirement are a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization of the company pursuant to Section 350 of the Israeli Companies Law, each requires the approval of holders of 75% of the voting rights represented at the meeting and voting on the resolution.

Access to Corporate Records

Under the Israeli Companies Law, shareholders are provided access to: minutes of our general meetings; our shareholders register and principal shareholders register, articles of association and annual audited financial statements; and any document that we are required by law to file publicly with the Israeli Companies Registrar or the Israel Securities Authority. In addition, shareholders may request to be provided with any document related to an action or transaction requiring shareholder approval under the related party transaction provisions of the Israeli Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of Class Rights

We currently have only one class of shares. Under the Israeli Companies Law and our amended and restated articles of association, the rights attached to any class of shares, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as may be set forth in our amended and restated articles of association in the future.

Registration Rights

We have entered into a registration rights agreement with certain of our shareholders as part of the Share Purchase Agreement dated May 13, 2014. Based on the information we have available to us, as of September 6, 2016, holders of a total of 353,947 of our ordinary shares, which include 295,590 ordinary shares issuable upon exercise of outstanding warrants at a price of $5.04 per share, will have the right to require us to register these shares under the Securities Act under specified circumstances and will have incidental registration rights as described below. After registration pursuant to these rights, these shares will become freely tradable without restriction under the Securities Act.

Following the registration of the ordinary shares held by the Selling Shareholders pursuant to this Registration Statement, there will be no registration rights left.

Demand Registration Rights

At any time the holders of a majority of the registrable securities then outstanding may request that we file a registration statement with respect to registrable securities having an anticipated aggregate offering price, net of selling expenses, of at least $3 million. Upon receipt of such registration request, we are obligated to file a registration statement within 60 days, provided that we will not be required to effect more than two such registrations.

We will not be obligated to file a registration statement at such time if in the good faith judgment of our board of directors, such registration would be materially detrimental to the company and its shareholders, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving us; (ii) require premature disclosure of material information that we have a bona fide business purpose for preserving as confidential; or (iii) render us unable to comply with requirements under the Securities Act or Exchange Act. In such event we may defer the requested filing for a period of not more than 90 days, during which we shall also be prohibited from registering any securities for our own account or for the account of any other shareholder, and we may not invoke this right more than once in any 12-month period. In addition, we have the right not to effect or take any action to effect a registration statement (a) during the period that is 60 days before the date of filing our registration statement, as estimated by us in good faith, and ending on a date that is 120 days after the date of such filing, and (b) if the initiating holders of the registrable securities propose to dispose of registrable securities which may all be immediately registered on Form F-3.

Form F-3 Registration Rights

If at any time when we become eligible to use a Form F-3 registration statement, the holders of a majority of the registrable securities then outstanding may request that we file a Form F-3 registration statement with respect to registrable securities having an anticipated aggregate offering price, net of selling expenses, of at least $1 million. Upon receipt of such registration request, we are obligated to file a registration statement within 60 days. However, we will not be obligated to file a Form F-3 registration statement (i) during the period that is 30 days before the date of filing our registration statement, as estimated by us in good faith, and ending on a date that is 60 days after the date of such filing, and (ii) if we had effected two Form F-3 registrations within the 12 month period immediately preceding the date of such request.

Piggyback Registration Rights

In addition, if we register any of our ordinary shares in connection with the public offering of such securities solely for cash, the holders of all registrable securities are entitled to at least 20 days’ notice of the registration and to include all or a portion of their ordinary shares in the registration. If the public offering that we are effecting is underwritten, the right of any shareholder to include shares in the registration related thereto is conditioned upon the shareholder accepting the terms of the underwriting as agreed between us and the underwriters and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of our offering. Our shareholders entitled to include their shares in this offering have waived their right to do so.

Other Provisions

We will pay all registration expenses (other than underwriting discounts and selling commissions) and the reasonable fees and expenses of a single counsel for the selling shareholders, related to any demand or piggyback registration. The demand, Form F-3 and piggyback registration rights described above will expire with respect to each holder of registrable securities upon such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such holder’s shares without limitation during a three-month period without registration.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Israeli Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If (i) the shareholders who did not respond or accept the tender offer hold at least 5% of the issued and outstanding share capital of the company or of the applicable class or the shareholders who accept the offer constitute less than a majority of the offerees that do not have a personal interest in the acceptance of the tender offer, or (ii) the shareholders who did not accept the tender offer hold 2% or more of the issued and outstanding share capital of the company (or of the applicable class), the acquirer may not acquire shares from shareholders who accepted the tender offer that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class.

Special Tender Offer

The Israeli Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Israeli Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) the offeror acquired shares representing at least 5% of the voting power in the company and (ii) the number of shares tendered by shareholders who accept the offer exceeds the number of shares held by shareholders who object to the offer (excluding the purchaser, controlling shareholders, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer). If a special tender offer is accepted, the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Israeli Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Israeli Companies Law are met, by a majority vote of each party’s shareholders. In the case of the target company, approval of the merger further requires a majority vote of each class of its shares.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of shares represented at the meeting of shareholders that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same Special Majority approval that governs all extraordinary transactions with controlling shareholders (as described in our Annual Report on Form 20-F under “Item 10.B. Memorandum and Articles of Association—Approval of Related Party Transactions under Israeli Law—Fiduciary Duties of Directors and Executive Officers—Disclosure of Personal Interests of Controlling Shareholders and Approval of Certain Transactions”).

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the petition of holders of at least 25% of the voting rights of a company. For such petition to be granted, the court must find that the merger is fair and reasonable, taking into account the respective values assigned to each of the parties to the merger and the consideration offered to the shareholders of the target company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger is filed with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-Takeover Measures under Israeli Law

The Israeli Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. Currently there are no preferred shares authorized under our amended and restated articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our amended and restated articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Israeli Companies Law.

Borrowing Powers

Pursuant to the Israeli Companies Law and our amended and restated articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our amended and restated articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in Capital

Our amended and restated articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Israeli Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is Continental Stock Transfer & Trust Company.

Listing

Our ordinary shares are listed on the NASDAQ under the symbol “FOMX.”

Share History

The following is a summary of the history of our share capital for the last three years.

Stock Options and Restricted Share Units. Since January 1, 2013, we have issued 179,525 ordinary shares upon the exercise of stock options, at a weighted average exercise price equal to $1.92 per share (the number of ordinary shares and exercises price have been adjusted to reflect the 16-for-1 reverse share split that was effective prior to consummation of our initial public offering by means of consolidating each 16 ordinary shares par value NIS 0.01 then outstanding into one ordinary share par value NIS 0.16). In addition, we have issued 83,645 ordinary shares upon the vesting of Restricted Share Units.

Warrants. Since January 1, 2013, we have issued 546,322 ordinary shares upon the exercise of warrants, at an exercise price equal to $5.04 per share (the number of ordinary shares and exercises price have been adjusted to reflect the share split).

September 2014 Initial Public Offering. In September 2014, we closed our initial public offering of ordinary shares in the United States. Barclays Capital Inc., Cowen and Company, LLC, Oppenheimer & Co. Inc. and Maxim Group LLC acted as underwriters for the offering, in which we registered and sold 7,668,200 of our ordinary shares, which included 968,200 shares issued following the exercise of the option granted to the underwriters. The aggregate offering price of the shares registered was approximately $46 million, as was the aggregate price of the shares sold. The total expenses of the offering, including underwriting discounts and commissions, were approximately $5 million. The net proceeds that we received from the offering were approximately $41 million. The offering was conducted pursuant to our registration statement on Form F-1, SEC file number 333-198123.

April 2015 Follow-On Public Offering. In April 2015, we closed a follow-on public offering of ordinary shares in the United States. Barclays Capital Inc., Cowen and Company, LLC, Guggenheim Securities, LLC and Oppenheimer & Co. Inc. acted as underwriters for the offering, in which we registered and sold 7,419,353 of our ordinary shares, which included 967,741 shares issued following the exercise of the option granted to the underwriters. The aggregate offering price of the shares registered was approximately $69 million, as was the aggregate price of the shares sold. The total expenses of the offering, including underwriting discounts and commissions, were approximately $4.8 million. The net proceeds that we received from the offering were approximately $64.2 million. The offering was conducted pursuant to our registration statement on Form F-1, SEC file number 333-203187.

PLAN OF DISTRIBUTION

We and the Selling Shareholders may sell or distribute our ordinary shares from time to time in one or more public or private transactions:

●	through underwriters;

●	through agents;

●	to dealers;

●	directly to one or more purchasers;

●	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

●	in block trades;

●	through a combination of any of the above; and

●	any other method permitted pursuant to applicable law.

Any sale or distribution may be effected by us:

●	at market prices prevailing at the time of sale;

●	at varying prices determined at the time of sale; or

●	at negotiated or fixed prices.

At any time a particular offer of the ordinary shares is made, a prospectus supplement, if required, will be distributed and set forth the terms of each specific offering, including the name or names of any underwriters or agents, the purchase price of the ordinary shares and the proceeds to us from such sales or distribution, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters’ compensation, any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

In compliance with certain guidelines of the Financial Industry Regulatory Authority, or FINRA, with respect to shelf registration statements, the maximum commission or discount to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate amount of securities offered pursuant to this prospectus and any applicable prospectus supplement.

In addition, we may distribute the ordinary shares as a dividend or in a rights offering to our existing security holders. In some cases, we or dealers acting for us or on behalf of us may also repurchase the ordinary shares and reoffer them to the public by one or more of the methods described above.

Through Underwriters

If underwriters are used in a sale or distribution, the ordinary shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The ordinary shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement, the underwriters will be obligated to purchase all the ordinary shares if any are purchased.

During and after an offering through underwriters, the underwriters may purchase and sell or distribute the ordinary shares in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, under which selling concessions allowed to syndicate members or other broker-dealers for the ordinary shares they sell or distribute for their account may be reclaimed by the syndicate if the syndicate repurchases the ordinary shares in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the ordinary shares, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

Through Agents or to Dealers

We and the Selling Shareholders may sell or distribute the ordinary shares directly or through agents we designate from time to time. Unless otherwise indicated in a prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If dealers are used in any of the sales or distribution of the ordinary shares covered by this prospectus, we and the Selling Shareholders will sell those ordinary shares to dealers as principals. The dealers may then resell the ordinary shares to the public at varying prices the dealers determine at the time of resale.

Direct Sales

We and the Selling Shareholders may sell or distribute the ordinary shares directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale thereof.

Delayed Delivery

If so indicated in a prospectus supplement, we and the Selling Shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase the ordinary shares from us or the Selling Shareholders at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such contracts.

Derivative Transactions and Hedging

We the Selling Shareholders and the underwriters may engage in derivative transactions involving the ordinary shares. These derivatives may consist of short sale transactions and other hedging activities. The underwriters may acquire a long or short position in the ordinary shares, hold or resell ordinary shares acquired and purchase options or futures on the ordinary shares and other derivative instruments with returns linked to or related to changes in the price of the ordinary shares. In order to facilitate these derivative transactions, we and the Selling Shareholders may enter into security lending or repurchase agreements with the underwriters. The underwriters may effect the derivative transactions through sales or distributions of the ordinary shares to the public, including short sales, or by lending the ordinary shares in order to facilitate short sale transactions by others. The underwriters may also use the ordinary shares purchased or borrowed from us or others (or, in the case of derivatives, ordinary shares received from us in settlement of those derivatives) to directly or indirectly settle sales of the ordinary shares or close out any related open borrowings of the ordinary shares.

Loans of Securities

We and the Selling Shareholders may loan or pledge the ordinary shares to a financial institution or other third party that in turn may sell the ordinary shares using this prospectus and an applicable prospectus supplement.

General

Agents, dealers and direct purchasers that participate in the distribution of the offered ordinary shares may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on the resale of the offered ordinary shares by them may be treated as underwriting discounts and commissions under the Securities Act. Agents, dealers and underwriters may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services on our behalf.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3, of which this prospectus is part, with respect to the ordinary shares we will offer. This prospectus and any accompanying prospectus supplement do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the ordinary shares we and the Selling Shareholders may offer. Statements we make in this prospectus and any accompanying prospectus supplement about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the office of the SEC and may be inspected without charge.

We are subject to the periodic reporting and other informational requirements of the Exchange Act. Under the Exchange Act, we are required to file annual and special reports and other information with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

●	our annual report on Form 20-F (File No. 001-36621) for the fiscal year ended December 31, 2015, filed with the SEC on March 2, 2016;

●	our reports of foreign private issuer on Form 6-K (SEC File No. 001-36621) furnished to the SEC on March 7, 2016; March 9, 2016; April 20, 2016; May 10, 2016; May 16, 2016; June 6, 2016; August 10, 2016; August 17, 2016, and September 12, 2016.

●	with respect to each offering of ordinary shares under this prospectus, each subsequent annual report on Form 20-F and each report of foreign private issuer on Form 6-K that indicates that it is being incorporated by reference, in each case, that we file with or furnish to the SEC on or after the date on which this registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Foamix Pharmaceuticals Ltd.
2 Holzman Street, Weizmann Science Park
Rehovot 76704, Israel
Tel: +972-8-9316233
Attention: Chief Financial Officer

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and any Israeli experts named in this registration statement, most of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because a majority of our assets and most of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or certain of our directors and officers may be difficult to collect within the United States.

We have been informed by our legal counsel in Israel, Herzog Fox & Neeman, that it may be difficult to assert U.S. securities laws claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum in which to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact which can be a time-consuming and costly process. Matters of procedure will also be governed by Israeli law.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any United States federal or state court arising out of the offerings under this prospectus or any purchase or sale of securities in connection with any such offering(s). Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act or the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that, among other things:

●	the judgment is obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law prevailing in Israel;

●	the prevailing law of the foreign state in which the judgment is rendered allows for the enforcement of judgments of Israeli courts;

●	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

●	the judgment is not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

●	the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties;

●	an action between the same parties in the same matter was not pending in any Israeli court at the time at which the lawsuit was instituted in the foreign court; and

●	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

LEGAL MATTERS

The validity of our securities will be passed upon by Herzog Fox & Neeman, our Israeli counsel. Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will be passing upon matters of United States law for us with respect to securities offered by this prospectus and any accompanying prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2015 have been so incorporated in reliance on the report of Kesselman & Kesselman, a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors, Officers and Employees

Under the Israeli Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our amended and restated articles of association include such a provision. A company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Israeli Companies Law, a company may indemnify an office holder in respect of the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

Under the Israeli Companies Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder, if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of the duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder; and

●	a financial liability imposed on the office holder in favor of a third party.

Under the Israeli Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine or forfeit levied against the office holder.

Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to certain office holders or under certain circumstances, also by the shareholders.

Our amended and restated articles of association permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted or to be permitted by the Israeli Companies Law.

We have obtained directors and officers liability insurance for the benefit of our office holders and intend to continue to maintain such coverage and pay all premiums thereunder to the fullest extent permitted by the Israeli Companies Law. In addition, we have entered into agreements with each of our directors and executive officers exculpating them from liability to us for damages caused to us as a result of a breach of duty of care and undertaking to indemnify them, in each case, to the fullest extent permitted by our amended and restated articles of association, including with respect to liabilities resulting from this offering to the extent that these liabilities are not covered by insurance.

Insofar as the indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling the registrant, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 9. Exhibits

The exhibits listed on the exhibit index at the end of this registration statement have been furnished together with this registration statement.

Item 10. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the undersigned registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities of the undersigned registrant, the undersigned registrant undertakes that in a primary offering of its securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rehovot, Israel on September 12, 2016.

FOAMIX PHARMACEUTICALS LTD.

By:	/s/ Dov Tamarkin
Name: Dov Tamarkin
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Dov Tamarkin and Ilan Hadar, severally, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done provided two of the above-listed attorneys-in-fact act together on behalf of such person, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any substitute or substitutes, may lawfully do or cause to be done by virtues hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature and Name	Title	Date

/s/ Dov Tamarkin	Chief Executive Officer (principal executive officer)	September 12, 2016
Dov Tamarkin

/s/ Ilan Hadar	Chief Financial Officer (principal financial officer and principal accounting officer)	September 12, 2016
Ilan Hadar

/s/ Stanley Hirsch	Chairman of the Board of Directors	September 12, 2016
Stanley Hirsch

/s/ Dalia Megiddo	Director	September 12, 2016
Dalia Megiddo

/s/ Rex Bright	Director	September 12, 2016
Rex Bright

/s/ Darrell Rigel	Director	September 12, 2016
Darrell Rigel

/s/ Stanley Stern	Director	September 12, 2016
Stanley Stern

/s/ Anna Kazanchyan	Director	September 12, 2016
Anna Kazanchyan

/s/ Aaron Schwartz	Director	September 12, 2016
Aaron Schwartz

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES Puglisi & Associates
By:	/s/ Donald J. Puglisi	Authorized	September 12, 2016
Name:	Donald J. Puglisi	Representative in the
Title:	Managing Director	United States

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement*

4.1	Amended and Restated Articles of Association of the Registrant**

4.2	Specimen ordinary share certificate of the Registrant**

4.3	Investor Rights Agreement, dated as of May 13, 2014, by and among the Company and certain shareholders of the Company**

5.1	Opinion of Herzog Fox & Neeman, Israeli counsel to the Registrant, as to the validity of the ordinary shares being registered (including consent)†

10.1	2009 Israeli Share Option Plan**

10.2	2015 Israeli Share Incentive Plan#

10.3	Summary English Translation of Lease Agreement, dated as of May 7, 2008, as amended on April 18, 2016, by and between the Registrant and Gav Yam Real Estate Ltd.†

10.4	Form of indemnification agreement by and between the Registrant and each of its directors and executive officers**

10.5	Employment Agreement, dated as of August 22, 2014, between the Registrant and Dr. Dov Tamarkin**

21.1	List of subsidiaries of the Registrant**

23.1	Consent of Herzog Fox & Neeman (included in the opinion filed as Exhibit 5.1)†

23.2	Consent of Kesselman & Kesselman a member firm of PricewaterhouseCoopers International Limited, independent registered public accounting firm†

23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP#

24.1	Powers of Attorney (included as part of signature page)#

* To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report of foreign private issuer on Form 6-K to be filed under the Exchange Act and incorporated herein by reference.

** Filed as an exhibit to Form F-1/A filed by the Company on September 3, 2014 (File No. 333- 98123) and incorporated by reference herein.

# Filed with the Original Registration Statement

† Filed herewith